Ernst & Young LLP

March 27, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 9 of Form 10-K dated January 22, 1997 of Monterey Homes Corporation (formerly Homeplex Mortgage Investments Corporation) and are in agreement with the statements contained in the second paragraph under the heading "Changes in Registrant's Certifying Accountant" under Item 9 in the Form 10-K. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                   Ernst & Young LLP